Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090301

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:

SmartData Corporation

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

100,000,000 ($0.001)

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

100,000,000 ($0.001)

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One share for every 39 shares outstanding immediately prior to the reverse split with all fractional shares to be rounded up to the nearest whole share and no stockholder's holdings to be reduced below 100 shares.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

N/A

7. Effective date and time of filing: (optional) Date: 2/26/13 Time: 9:30 A.M. E.S.T.

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X [signature]

Signature of Officer

President

Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Split
Revised: 8-31-11

ACTION BY UNANIMOUS CONSENT OF THE

BOARD OF DIRECTORS AND MAJORITY STOCKHOLDERS OF

SMARTDATA CORPORATION

The undersigned, being the sole director of SmartData Corporation, a Nevada corporation (the “Company”), and the undersigned persons, including the sole director of the Company, who collectively own a majority of the outstanding voting securities of the Company (the “Majority Stockholders”), respectively acting pursuant to Sections 78.315 and 78.320 of the Nevada Revised Statutes (the “NRS”), do hereby unanimously consent to and adopt the following resolutions, effective the latest date hereof, unless indicated otherwise:

RECITALS

WHEREAS, the Board of Directors has deemed it to be in the best interests of the Company and its stockholders to effect a one for thirty-nine (1 for 39) reverse split of its outstanding common stock, with each fractional share being first rounded up to the nearest whole share and with the reverse split to reduce no stockholder’s holdings to less than 100 shares, on a per stockholder of record basis (including beneficial holders, on a per stockholder of record basis, only to the extent provided in the resolutions adopted below), provided, however, that if any stockholder has less than 100 total shares owned at the effective time of the reverse split, the reverse split will not have any effect on the holdings of any such stockholder; and

WHEREAS, the sole member of the Board of Directors and the Majority Stockholders deem it advisable and in the best interests of the Company and all of its stockholders to effect the reverse split; and

WHEREAS, the undersigned sole director of the Company will contribute to the capital of the Company sufficient shares of common stock of the Company for rounding of shares up to the nearest whole share, and as may be required to ensure that no stockholder’s holdings will be reduced to below 100 shares as a result of the reverse split (excluding stockholders who own less than 100 shares [the reverse split shall have no effect on the holdings of these stockholders] at the record date and computed on a per stockholder of record basis);

NOW, THEREFORE, be it

RESOLVED, that the Company effect a reverse split of its outstanding common stock on a basis of one for thirty-nine (1 for 39), while retaining the current authorized shares and par value of one mill ($0.001) per share, with appropriate adjustments being made in the additional paid in capital and stated capital accounts of the Company; with all fractional shares to be rounded up to the nearest whole share; with the reverse split to reduce no stockholder’s holdings to below 100 shares; with no stockholder owning less than 100 shares being affected by the reverse split; and that the reverse split be reflected on a per stockholder of record basis, meaning that if on the effective date of the reverse split, a stockholder owns 100 shares divided into a number of stock certificates, that such stockholder would not be entitled to further rounding to ensure that such stockholder’s separate stock certificates each constitute 100 shares;

FURTHER, RESOLVED, that any shares needed for rounding up to the nearest whole share or shares required to ensure that no stockholder’s holdings shall be reduced to less than 100 shares on a per stockholder of record basis in connection with the reverse split, will be contributed to the Company’s capital by the undersigned sole director of the Company;

FURTHER, RESOLVED, that the Depository Trust Company (the “DTC”) participants and the beneficial holders of securities of the Company held by DTC shall each be deemed to be a holder of record for all purposes of the reverse split at the record date only, provided that advice be given to the Company and its transfer agent, Action Stock Transfer Corp., of their respective aggregate stockholder positions in the Company’s common stock within 30 days of the effective date of the reverse split, with sufficient documentation for the Company to ensure that each such stockholder is entitled to the benefit of not having such stockholder’s ownership of shares of common stock of the Company reduced to below 100 shares as a result of the reverse split, on a per stockholder of record basis and as of the record date only;

FURTHER, RESOLVED, that the record date, for all purposes of the reverse split, shall be January 17, 2013;

FURTHER, RESOLVED, that the reverse split be effective the later of 10 days from the filing of notice of the reverse split with the Financial Industry Regulatory Authority (“FINRA”); the date that FINRA sets as the effective date of the reverse split and announces the reverse split to the public; or 21 days from the mailing of an Information Statement to the Company’s stockholders advising them of the reverse split and its adoption by the Board of Directors and the Majority Stockholders;

FURTHER, RESOLVED, that Leonard W. Burningham, Esq., be and hereby is authorized to prepare and file appropriate documents to reflect the reverse split and to obtain a new Cusip number and a new symbol to reflect the reverse split, including the Information Statement required to be filed with the Securities and Exchange Commission; and

FURTHER, RESOLVED, that Mr. Burningham is authorized to notify the DTC of the reverse split and provide such legal opinions as the DTC may require, subject to the DTC’s and Mr. Burningham’s consents to the filing of any such legal opinions, it being understood that the DTC may require any such legal opinion from independent legal counsel engaged for that specific purpose.

Date: 1-17-13.

/s/ Burkeley J. Priest

Burkeley J. Priest

Sole Director and a Majority Stockholder

Shares Owned:  14,238,000 – 34.40%

MUNSON FAMILY LIMITED PARTNERSHIP

Dated: 1/17/13.

By /s/ Gerald H. Rice

    Gerald H. Rice, Managing Partner

Shares Owned:  14,238,000 – 44.23%